Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HAWAIIAN HOLDINGS, INC.

ARTICLE 1

NAME

The name of the corporation is Hawaiian Holdings, Inc. (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808, and the name of the registered agent at such address is Corporation Service Company.

ARTICLE 3

PURPOSE

The nature of the business or purpose to be conducted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE 4

CAPITAL STOCK

Section 4.01 Authorization. The Corporation shall be authorized to issue 1,000 shares of capital stock. All shares shall be shares of Common Stock, par value $0.01 per share.

Section 4.02 Restriction on Ownership by Non-Citizens. At no time shall more than 25% of the voting interest of the Corporation be owned or controlled, directly or indirectly, by persons or entities who are not “citizens of the United States” as such term is defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the U.S. Department of Transportation or its successor, or as the same may be from time to time amended (“Non-Citizens”). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any shares of capital stock of the Corporation, the voting rights of such persons or entities shall be automatically suspended to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to the ownership and control of a U.S. air carrier. The bylaws of the Corporation (the “Bylaws”) shall contain provisions to implement this Article 4, Section 4.02, including, without limitation, provisions restricting or prohibiting the transfer of shares of voting stock to Non-Citizens and provisions restricting or removing voting rights as to shares of voting stock owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder for purposes of this Article 4, Section 4.02.

ARTICLE 5

BOARD OF DIRECTORS

Section 5.01 Number of Directors. The Board of Directors shall consist of at least one director, with the exact number of directors to be determined in the manner set forth in the Bylaws. The Chairman of the Board and at least two-thirds of the directors serving on the Board of Directors shall be “citizens of the United States” as such term is defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the U.S. Department of Transportation or its successor, or as the same may be from time to time amended.

Section 5.02 Written Ballot. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE 6

AMENDING THE BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaws.

ARTICLE 7

AMENDING THE CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE 8

DIRECTOR AND OFFICER LIABILITY

Section 8.01 Elimination of Certain Liability of Directors. To the fullest extent permitted under the DGCL as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal, elimination or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal, elimination or modification.

Section 8.02 Elimination of Certain Liability of Officers. To the fullest extent permitted under the DGCL as amended from time to time, no officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer. Any amendment, repeal, elimination or modification of the foregoing provision shall not adversely affect any right or protection of an officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal, elimination or modification.

ARTICLE 9

INDEMNIFICATION

Section 9.01 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.03 of this Article 9, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation.

Section 9.02. Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 9 or otherwise.

Section 9.03 Claims. If a claim for indemnification or advancement of expenses under this Article 9 is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 9.04 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 9 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors of the Corporation or otherwise.

Section 9.05 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

Section 9.06 Amendment or Repeal. Any repeal, elimination or modification of the foregoing provisions of this Article 9 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal, elimination or modification.

Section 9.07 Other Indemnification and Prepayment of Expenses. This Article 9 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE 10

JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, stockholder or agent of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action or proceeding (including any class action) asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation (as either may be amended or restated); (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation; or (E) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 10.

ARTICLE 11

SECTION 203 NOT APPLICABLE

The Corporation expressly elects not to be governed by Section 203 of the DGCL.